EXHIBIT 23
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-127137) pertaining to the Astronics Corporation 2005 Director Stock Option Plan, Registration Statement (Form S-8 No. 333-87463) pertaining to the Employee Stock Purchase Plan of Astronics Corporation and the Registration Statement (Form S-8 No. 33-65141) for the registration of 732,132 shares of Astronics Corporation common stock of our report dated February 3, 2006, with respect to the consolidated financial statements and schedule of Astronics Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2005.
/s/ Ernst & Young LLP
Buffalo, New York
March 23, 2006